Exhibit 99.1

FOR IMMEDIATE RELEASE: APRIL 21, 2010

LEGGETT & PLATT POSTS FIRST QUARTER EPS OF $.29

Carthage, MO, April 21, 2010 —

•	1Q EPS of $.29; sales of $816 million, 14% higher than in prior year.

•	Repurchased 2.0 million shares during the quarter; outstanding shares declined to 147.8 million.

•	Ended first quarter with net debt at 25.6% of net capital, below 30% - 40% target range.

•	Raising 2010 EPS guidance to $.95 - 1.30, on sales of $3.1 - 3.4 billion.

Diversified manufacturer Leggett & Platt reported first quarter earnings per diluted share of $.29. Earnings from Continuing Operations were $.30 per share, including a $.03 per share net benefit from unusual items (a $.05 per share benefit associated with the sale of a building, and several smaller items that net to a $.02 per share expense). In the first quarter of 2009, earnings were $.02 per share (including a $.04 per share expense associated with a significant customer bankruptcy). Earnings increased primarily as a result of higher sales, cost structure improvements, and pricing discipline.

Sales from Continuing Operations were $816 million, 14% higher than in the first quarter of 2009; unit volumes improved approximately 18%, but were partially offset by reduced prices associated with steel-related deflation that largely occurred during the first half of 2009.

Markets Improving

President and CEO David S. Haffner commented, “We are encouraged to see market improvement and sales growth during the first quarter. That growth, combined with last year’s significant cost reduction efforts, led to meaningful earnings improvement. Gross margin remained over 20%, despite a noteworthy increase in steel costs during the first quarter.

“Our balance sheet and cash flow remain strong. We maintain significant financial flexibility; we have lower net debt (in dollars) than for most of the past decade, no significant fixed-term debt maturing until 2013, and over $400 million available in our commercial paper program.

“Strategically, we have essentially concluded the first part of the three-part strategic plan we announced in November 2007, having successfully refocused the company by divesting low-performing businesses. We’ve also made substantial progress on the second step of the plan – to improve margins and returns on the businesses we have kept – despite significant declines in market demand. Margins should continue to increase as the economy improves.

“The third step of our strategy is to grow the company at 4-5% per year, on average, over the long term. For the next couple of years, gradual market recovery should provide ample growth, and we should benefit significantly from our advantaged competitive positions, improved cost structure, and spare production capacity. Longer term, we aim for growth to come from development and commercialization of innovative new products, and from identification of and expansion into potential new growth platforms.

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“While operating under our new strategy, we have achieved Total Shareholder Return (TSR1) of 49% over the last 28 months, which ranks within the top 4% of all S&P 500 companies. TSR for the S&P 500 index was negative 13% over that identical time period.”

Dividend and Stock Repurchases

Leggett & Platt’s Board of Directors declared a $.26 first quarter dividend, one cent higher than last year’s first quarter dividend. Thus, 2010 should mark the 39th consecutive annual dividend increase for the company, with a compound annual growth rate of approximately 14% during that period. At yesterday’s closing share price of $22.64, the indicated annual dividend of $1.04 per share generates a dividend yield of 4.6%.

During the first quarter, the company repurchased 2.0 million shares of its stock at an average price of $19.75 per share, and issued 1.0 million shares through employee benefit plans. As a result, shares outstanding decreased to 147.8 million. For the full year, the company now anticipates repurchasing approximately 3 to 6 million shares of its stock (subject to the amount of cash flow generated from operations, stock price fluctuations, and other potential uses of cash) and issuing approximately 3 million shares via employee benefit plans. As a result, the number of outstanding shares is anticipated to decline by up to 3 million shares (or 2%) during 2010. The company has standing authorization from the Board of Directors to repurchase up to 10 million shares each year, but has established no specific repurchase commitment or timetable.

2010 Outlook Improved

Leggett anticipates full year 2010 sales of approximately $3.1—3.4 billion. Considering uncertainties including market demand and steel pricing, Leggett projects that it should generate 2010 EPS of $.95 - 1.30. At the midpoint of its sales and EPS guidance the company would generate an EBIT margin of about 9.3%.

Cash from operations should exceed $300 million for the full year. Uses of cash include less than $90 million for capital expenditures and approximately $155 million for dividends.

LIFO

All of Leggett’s segments use the FIFO (first-in, first-out) method for valuing inventories. An adjustment is made at the corporate level to convert about 60% of the inventories to the LIFO (last-in, first-out) method. Since the LIFO benefit is not recorded at the segment level, 2009 segment EBIT margins were unusually low. Earnings for the first quarter 2010 reflect a LIFO expense of $2.1 million, compared to a LIFO benefit of $17.0 million in 1Q 2009.

Furthermore, LIFO created significant variability in 2009 quarterly earnings. Steel deflation negatively impacted segment earnings for the first half of 2009. This impact was offset by a LIFO benefit at the corporate level, but that benefit was spread across all four quarters. LIFO-related impacts are not anticipated to be as significant during 2010.

SEGMENT RESULTS – First Quarter 2010 (versus 1Q 2009)

Residential Furnishings – Total sales increased $20 million, or 5%, as a result of improved market demand; unit volume increased 10%, but was partially offset by lower unit prices (from steel-related deflation that occurred during the first half of 2009). EBIT (earnings before interest and income taxes) increased $56 million due to improved sales, price discipline, cost structure improvements, the benefit associated with the sale of a building, and absence of last year’s bad debt expense related to a customer bankruptcy.

Commercial Fixturing & Components – Total sales increased $26 million, or 23%, due to our strong position with value-oriented retailers and new programs with office furniture manufacturers. EBIT increased $11 million due to sales growth, cost reductions, and operational improvements.

[1]	TSR = (Change in Stock Price + Dividends Received) / Beginning Stock Price; assumes dividends are reinvested; measured from 12-31-07 through 4-20-10.

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Industrial Materials – Total sales increased $12 million, or 7%; unit volume was 18% higher, but was partially offset by lower unit prices (from deflation that occurred during the first half of 2009). EBIT was flat, with the impact of higher volume offset by lower metal margins (reflecting higher costs for scrap steel).

Specialized Products – Total sales increased $32 million, or 31%; significantly improved automotive demand was partially offset by weaker demand for machinery and commercial vehicle products. EBIT increased $17 million, with the benefit from higher volume, cost reductions, and operational improvements partially offset by unusual items (that total $4 million of expense).

Slides and Conference Call

A set of slides containing summary financial information is available from the Investor Relations section of Leggett’s website at www.leggett.com. Management will host a conference call at 8:00 a.m. Central (9:00 a.m. Eastern) on Thursday, April 22 to discuss quarterly results, annual guidance, and related matters. The webcast can be accessed (live or replay) from Leggett’s website. The dial-in number is (201) 689-8341; there is no passcode. Second quarter results will be released after the market closes on Thursday, July 22, with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a diversified manufacturer (and member of the S&P 500) that conceives, designs and produces a broad variety of engineered components and products that can be found in most homes, offices, and automobiles. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 127-year-old firm is comprised of 19 business units, 19,000 employee-partners, and more than 140 manufacturing facilities located in 18 countries.

Leggett & Platt is North America’s leading independent manufacturer of: a) components for residential furniture and bedding; b) components for office furniture; c) drawn steel wire; d) automotive seat support and lumbar systems; e) carpet underlay; f) adjustable beds; and g) bedding industry machinery for wire forming, sewing and quilting.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Vice President of Strategy and Investor Relations

Susan R. McCoy, Director of Investor Relations

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LEGGETT & PLATT	Page 4 of 5	April 21, 2010

RESULTS OF OPERATIONS	FIRST QUARTER
(In millions, except per share data)	2010	2009	Change
Net sales (from continuing operations)	$816.4	$718.1	14%
Cost of goods sold	650.9	593.1	10%

Gross profit	165.5	125.0
Selling & administrative expenses	92.3	101.9	(9%)
Amortization	5.0	4.3
Other expense (income), net	(9.0)	0.9

Earnings before interest and taxes	77.2	17.9
Net interest expense	8.2	7.9

Earnings before income taxes	69.0	10.0
Income taxes	21.5	6.7

Net earnings from continuing operations	47.5	3.3
Discontinued operations, net of tax [1]	(0.6)	(0.3)

Net earnings	46.9	3.0
Less net income from non-controlling interest	(1.8)	0.3

Net earnings attributable to L&P	$45.1	$3.3

Earnings per diluted share
From continuing operations	$0.30	$0.02
From discontinued operations	($0.00)	$0.00
Net earnings per diluted share	$0.29	$0.02
Shares outstanding
Common stock (at end of period)	147.8	156.7
Basic (average for period)	152.6	161.1
Diluted (average for period)	154.3	161.4

CASH FLOW	FIRST QUARTER
(In millions)	2010	2009	Change
Net earnings	$46.9	$3.0
Depreciation and amortization	31.9	31.4
Working capital decrease (increase)	(39.9)	51.5
Asset Impairment	2.3	0.4
Other operating activity	9.9	28.5

Net Cash from Operating Activity	$51.1	$114.8	(55%)
Additions to PP&E	(13.5)	(21.7)	(38%)
Purchase of companies, net of cash	(0.4)	(0.3)
Proceeds from asset sales	10.0	3.0
Dividends paid	(38.7)	(39.1)
Repurchase of common stock, net	(32.0)	(14.4)
Additions (payments) to debt, net	15.5	(51.5)
Other	(5.3)	4.7

Increase (Decr.) in Cash & Equiv.	$(13.3)	$(4.5)

EBITDA [2]	$110.5	$49.0	126%

FINANCIAL POSITION	31-Mar
(In millions)	2010	2009	Change
Cash and equivalents	$247.2	$160.2
Receivables	523.9	493.0
Inventories	438.6	452.7
Held for sale	16.8	27.9
Other current assets	53.0	69.6

Total current assets	1,279.5	1,203.4	6%
Net fixed assets	641.4	671.4
Held for sale	27.3	27.7
Goodwill and other assets	1,142.5	1,118.1

TOTAL ASSETS	$3,090.7	$3,020.6	2%

Trade accounts payable	$240.6	$159.9
Current debt maturities	10.0	17.1
Held for sale	3.6	6.1
Other current liabilities	312.5	306.0

Total current liabilities	566.7	489.1	16%
Long term debt	822.2	793.2	4%
Deferred taxes and other liabilities	162.3	117.3
Equity	1,539.5	1,621.0	(5%)

Total capitalization	2,524.0	2,531.5

TOTAL LIABILITIES & EQUITY	$3,090.7	$3,020.6

Net Debt to Net Capital [3]	25.6%	27.2%
Return on Equity [4]	9.7%	3.5%

[1]	Includes: Coated Fabrics (formerly in Residential Furnishings); Storage Products (formerly in Commercial Fixturing & Components).
[2]	Earnings Before Interest, Taxes, Depreciation, Amortization, and Impairments. Includes discontinued operations.
[3]

Net Debt = Long Term Debt + Current Debt Maturities - Cash & Equivalents. Net Capital = Total Capitalization + Current Debt Maturities - Cash & Equivalents. These adjustments enable meaningful comparison to historical periods.

[4]	Return on Equity = trailing 12 months Net Earnings Attibutable to L&P / Equity averaged for start and end of the 12 months.

LEGGETT & PLATT	Page 5 of 5	April 21, 2010

SEGMENT RESULTS	FIRST QUARTER
(In millions)	2010	2009	Change
External Sales
Residential Furnishings	$432.3	$411.6	5.0%
Commercial Fixturing & Components	140.7	114.4	23.0%
Industrial Materials	115.3	104.3	10.5%
Specialized Products	128.1	87.8	45.9%

Total	$816.4	$718.1	13.7%

Inter-Segment Sales
Residential Furnishings	$2.1	$2.4
Commercial Fixturing & Components	1.0	1.1
Industrial Materials	61.8	60.6
Specialized Products	8.3	16.6

Total	$73.2	$80.7

Total Sales
Residential Furnishings	$434.4	$414.0	4.9%
Commercial Fixturing & Components	141.7	115.5	22.7%
Industrial Materials	177.1	164.9	7.4%
Specialized Products	136.4	104.4	30.7%

Total	$889.6	$798.8	11.4%

EBIT
Residential Furnishings	$49.1	(7.1)	792%
Commercial Fixturing & Components	7.9	(3.3)	339%
Industrial Materials	13.4	13.0	3%
Specialized Products	8.4	(8.5)	199%
Intersegment eliminations	0.5	6.8
Change in LIFO reserve	(2.1)	17.0

Total	$77.2	$17.9	331%

EBIT Margin [1]			Basis Pts
Residential Furnishings	11.3%	(1.7%)	1300
Commercial Fixturing & Components	5.6%	(2.9%)	850
Industrial Materials	7.6%	7.9%	(30)
Specialized Products	6.2%	(8.1%)	1430

Overall from Continuing Operations	9.5%	2.5%	700

LAST SIX QUARTERS	2008	2009				2010
Selected Figures (restated to exclude discontinued operations)	4Q	1Q	2Q	3Q	4Q	1Q
Trade Sales ($ million)	883	718	757	810	770	816
Sales Growth (vs. prior year)	(15.1%)	(28.1%)	(28.8%)	(28.5%)	(12.8%)	13.7%
EBIT ($ million) [3]	(17)	18	41	95	77	77
EBIT Margin [3]	(1.9%)	2.5%	5.4%	11.7%	10.0%	9.5%
Net Earnings - excludes discontinued oper. ($m)	(8)	4	19	55	41	46
Net Margin - excludes discontinued operations	(0.9%)	0.6%	2.5%	6.8%	5.3%	5.6%
EPS - continuing operations (diluted)	($0.05)	$0.02	$0.12	$0.34	$0.26	$0.30
EBITDA ($ million) [2]	18	49	75	129	108	111
Cash from Operations ($ million) [2]	233	115	174	142	135	51
Net Debt to Net Capital [2]	28%	27%	24%	24%	24%	26%

Same Location Sales (vs. prior year)	4Q	1Q	2Q	3Q	4Q	1Q
Residential Furnishings	(12%)	(19%)	(23%)	(23%)	(9%)	5%
Commercial Fixturing & Components	(27%)	(38%)	(29%)	(28%)	(25%)	23%
Industrial Materials	13%	(22%)	(38%)	(41%)	(26%)	8%
Specialized Products	(20%)	(38%)	(33%)	(27%)	(6%)	31%
Overall from Continuing Operations	(14%)	(27%)	(28%)	(28%)	(13%)	14%

[1]	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.
[2]	These lines include amounts related to discontinued operations. EBITDA excludes impairment charges.
[3]	Prior quarters’ amounts were restated for reclassification of net income attributable to noncontrolling interest.

nm = not meaningful